Exhibit 99.1

+News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profits for 2nd Quarter 2017

Loan Originations Totaled $90 million for the first half of 2017

LOS ANGELES, CA — (BUSINESS WIRE) — July 31, 2017 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $533 thousand, or $0.02 per diluted share, for the second quarter of 2017, compared to net income of $319 thousand, or $0.01 per diluted share, for the second quarter of 2016.

For the six months ended June 30, 2017, the Company reported net income of $1.8 million, or $0.07 per diluted share, compared to $952 thousand, or $0.03 per diluted share for the six months ended June 30, 2016.

The increase in net income during the three months ended June 30, 2017 compared to the second quarter of 2016 primarily resulted from higher net interest income, higher recaptures of loan loss provisions, higher non-interest income primarily from gains on sales of loans, and lower non-interest expense, which reflected a reversal to reduce a liability for deferred compensation due to a former executive by $700 thousand.  These increases in net income in the second quarter of 2017 compared to the second quarter of 2016 were partially offset by an increase in income tax expense of $432 thousand.

The increase in net income for the six months ended June 30, 2017 compared to the first half of 2016 primarily reflected higher non-interest income, which reflected a settlement of insurance litigation that increased non-interest income by $1.2 million in the first quarter, and gains on sales of loans.  In addition, net income increased during the first half of 2017 because of higher net interest income of $569 thousand, higher recaptures of loan loss provisions, and lower non-interest expense, partially offset by an increase in income tax expense of $934 thousand.  During 2016, the Company did not report material income tax expense because of adjustments to the valuation allowance for deferred tax assets.

Chief Executive Officer, Wayne Bradshaw commented, “I am pleased to announce that Broadway originated approximately $40 million in new multi-family loans during the second quarter, bringing our total originations for the first half of 2017 to $90 million.  These results demonstrate our leadership position within the market for loans secured by well-managed, multi-family, residential properties located within low-to-moderate income communities within Southern California.  Despite continuing competitive market conditions. a flattening yield curve, and overall low interest rates, which have created challenges for increasing interest rate margins, our team has been able to increase Broadway’s interest income and net interest income, while maintaining high asset quality and strong capital ratios.

“During the remainder of 2017, we expect to originate a combination of loans for investment and loans for sale as we balance our loan growth with the loan concentration guidelines established by the Bank’s primary regulator.  Also, we plan to re-deploy cash from loan sales into purchases of single family loans to help grow interest income.  Regardless of the Bank’s asset mix, we will continue to leverage our lending team’s expertise, experience, and customer relationships to drive growth in earnings and create value for our stockholders.”

Net Interest Income

Net interest income for the second quarter of 2017 totaled $3.0 million, compared to $2.8 million for the second quarter of 2016.  The increase in net interest income of $161 thousand primarily resulted from an increase in the average balance of loans receivable (including loans held for sale), which was partially offset by a decrease in the net interest margin.

During the second quarter of 2017, the average balance of loans receivable increased by $64.1 million, which increased interest income by $654 thousand.  However, the average yield on loans decreased by 34 basis points compared to the second quarter of 2016, which reduced interest income by $301 thousand.  The decrease in the average yield on loans primarily resulted from the payoff of loans with higher rates than those originated over the last year.  The lower rates on loan originations primarily reflect the low interest rate environment and competitive market conditions.

The increase of $353 thousand in interest income on loans was partially offset by higher interest expense on deposits and FHLB advances for the second quarter of 2017 compared to the second quarter of 2016.  Interest expense on deposits increased by $86 thousand, primarily due to an increase of $34.2 million in the average balance of deposits and an increase of 2 basis points in the average cost of deposits compared to the second quarter of 2016.  The higher average balance of deposits increased interest expense by $71 thousand and the higher average cost of deposits increased interest expense by $15 thousand.  Interest expense on FHLB advances increased by $109 thousand, primarily due to an increase of $29.4 million in the average balance of FHLB advances, which increased interest expense by $148 thousand, offset in part by a decrease of 20 basis points in the average cost of FHLB advances, which reduced interest expense by $39 thousand.

For the six months ended June 30, 2017, net interest income increased by $569 thousand to $6.1 million from $5.5 million for the same period a year ago, as the impact of a higher average balance of interest-earning assets more than offset the impact of a lower net interest margin.  Average interest-earning assets increased by $53.2 million to $434.9 million for the six months ended June 30, 2017 from $381.7 million for the same period in 2016.  The net interest margin decreased by 9 basis points to 2.80% for the six months ended June 30, 2017 from 2.89% for the same period in 2016, primarily due to the decline in average yield on loans.

Loan Loss Provision Recapture

The Company recorded a loan loss provision recapture of $300 thousand for the second quarter of 2017, compared to $250 thousand for the second quarter of 2016.  The loan loss provision recaptures during both quarters were primarily due to payoffs and recoveries of problem loans, as well as continued improvement in the overall quality of the Bank’s loan portfolio.  At June 30, 2017, the allowance for loan losses (“ALLL”) was $4.2 million, or 1.20% of our gross loans receivable held for investment, which is the same percentage as of December 31, 2016.

Non-interest Income

Non-interest income for the second quarter of 2017 totaled $322 thousand, compared to $199 thousand for the second quarter of 2016.  Non-interest income increased by $123 thousand primarily because the Bank recorded a gain of $196 thousand from the sale of loans during the second quarter of 2017, whereas the Bank did not sell any loans during the second quarter of 2016.  This increase was partially offset by a decrease of $20 thousand in service charges on deposit accounts and a decrease of $50 thousand in loan extension fees, compared to the second quarter of 2016.

For the six months ended June 30, 2017, non-interest income totaled $1.7 million, compared to $742 thousand for the same period a year ago.  The increase of $939 thousand in non-interest income was primarily due to a $1.2 million litigation settlement and a gain of $223 thousand from the sale of loans during the first half of 2017.  These increases were partially offset by a $265 thousand grant received from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund during the first half of 2016.  Additionally, the results for the first half of 2016 included an unusually large early withdrawal fee that generated income of $80 thousand, a loan extension fee of $50 thousand, and a foreclosure forbearance fee of $38 thousand.

Non-interest Expense

Non-interest expense for the second quarter of 2017 totaled $2.7 million, compared to $3.0 million for the second quarter of 2016.  The decrease of $303 thousand in non-interest expense during the second quarter of 2017 was primarily due to a decrease of $381 thousand in compensation and benefits expense, primarily resulting from a reversal to reduce a deferred compensation liability due to a former executive by $700 thousand, which was partially offset by an increase of $81 thousand in stock based compensation expense and a net increase of $228 thousand in salary expense.  Additionally, professional services expense decreased by $89 thousand during the second quarter of 2017 compared to the second quarter of 2016, primarily because the Bank incurred $60 thousand of expense related to a third-party review of its loan portfolio in 2016.  These decreases in non-interest expense during the second quarter of 2017 were partially offset by payment of $139 thousand of expenses related to the U.S. Treasury’s sale of a portion of its holdings of the Company’s shares to two Southern California based banks.

For the six months ended June 30, 2017, non-interest expense totaled $5.7 million, compared to $5.9 million for the same period a year ago.  The decrease of $139 thousand in non-interest expense was primarily due to a decrease of $297 thousand in compensation and benefits expense which was partially offset by an increase of $128 thousand in other non-interest expenses, as discussed above.

Income Taxes

Income taxes are computed by applying the statutory federal income tax rate of 34% and the California income tax rate of 10.84% to taxable income.  The Company recorded income tax expense of $423 thousand and $936 thousand for the three and six months ended June 30, 2017, respectively, compared to $0 and $2 thousand for the three and six months ended June 30, 2016, respectively.  The Company’s effective income tax rate was 44.2% and 34.7% for the three and six months ended June 30, 2017, respectively, compared to 0 for the comparable periods in 2016.  The tax expense for 2016 primarily reflected the statutory minimum taxes payable to the State of California and the existence of and adjustment to the valuation allowance on deferred tax assets.  The Company had no valuation allowance on its deferred tax assets, which totaled $6.0 million and $6.9 million at June 30, 2017 and December 31, 2016, respectively.

Balance Sheet Summary

Total assets increased by $6.4 million to $435.5 million at June 30, 2017 from $429.1 million at December 31, 2016.  The growth in assets included an increase of $39.0 million in loans receivable held for sale which was partially offset by a decrease of $29.1 million in loans receivable held for investment, a decrease of $1.6 million in cash and cash equivalents, a decrease of $1.2 million in securities available-for-sale and a decrease of $932 thousand in deferred tax assets.

The Bank originated multi-family loans for sale rather than investment during the first half of 2017 in order to comply with the loan concentration guidelines established by its primary regulator.  During the first half of 2017, loans held for sale included $85.9 million of originations, net of loans sold totaling $46.6 million and loan repayments totaling $200 thousand.  The Bank had no loans receivable held for sale during 2016.

Loans receivable held for investment, net of the allowance for loan losses, totaled $350.3 million at June 30, 2017, compared to $379.5 million at December 31, 2016.  During the first half of 2017, the Bank originated for portfolio $4.2 million in multi-family loans, compared to $59.9 million during the first half of 2016.  Loan repayments during the first half of 2017 totaled $33.9 million, compared to $23.5 million during the first half of 2016.

Deposits decreased to $273.8 million at June 30, 2017 from $287.4 million at December 31, 2016, which consisted of an increase of $8.2 million in core deposits (NOW, demand, money market and passbook accounts) and a decrease of $21.8 million in certificates of deposit, primarily in QwickRate CDs.  FHLB advances increased to $104.0 million at June 30, 2017 from $85.0 million at December 31, 2016, as the Bank borrowed $19.0 million from the FHLB to fund loan originations and payment of maturing deposits.

Stockholders’ equity was $47.5 million, or 10.92% of the Company’s total assets, at June 30, 2017, compared to $45.5 million, or 10.61% of the Company’s total assets, at December 31, 2016.  The Company’s book value was $1.73 per share as of June 30, 2017, compared to $1.66 per share as of December 31, 2016.

At June 30, 2017, the Bank’s Total Capital ratio was 17.12% and its Leverage ratio (Tier 1 Capital to adjusted total assets) was 10.51%, compared to a Total Capital ratio of 16.62% and a Leverage ratio of 10.60% at December 31, 2016.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact:     Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2017	December 31, 2016
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$16,835	$18,430
Securities available for sale, at fair value	12,029	13,202
Loans receivable held for sale	39,037	—
Loans receivable held for investment	354,554	384,057
Allowance for loan losses	(4,246)	(4,603)
Loans receivable held for investment, net of allowance	350,308	379,454
Total assets	435,495	429,083
Deposits	273,847	287,427
FHLB advances	104,000	85,000
Junior subordinated debentures	5,100	5,100
Total stockholders’ equity	47,544	45,526

Book value per share	$1.73	$1.66
Equity to total assets	10.92%	10.61%

Asset Quality Ratios:
Non-accrual loans to total loans	0.71%	0.77%
Non-performing assets to total assets	0.64%	0.69%
Allowance for loan losses to total gross loans	1.20%	1.20%
Allowance for loan losses to total delinquent loans	254.25%	331.63%
Allowance for loan losses to non-performing loans	152.84%	156.35%

Non-Performing Assets:
Non-accrual loans	$2,778	$2,944
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	—	—
Total non-performing assets	$2,778	$2,944

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
Selected Operating Data and Ratios:
Interest income	$4,136		$3,773		$8,273		$7,388
Interest expense	1,134		932		2,192		1,876
Net interest income	3,002		2,841		6,081		5,512
Loan loss provision recapture	300		250		650		550
Net interest income after loan loss provision recapture	3,302		3,091		6,731		6,062
Non-interest income	322		199		1,681		742
Non-interest expense	(2,668)		(2,971)		(5,711)		(5,850)
Income before income taxes	956		319		2,701		954
Income tax expense	423		—		936		2
Net income	$533		$319		$1,765		$952

Earnings per common share — basic and diluted	$0.02		$0.01		$0.07		$0.03

Loan originations (1)	$39,498	(2)	$32,082		$90,143	(2)	$59,930

Net recoveries to average loans	(0.16	)%(3)	(0.31	)%(3)	(0.15	)%(3)	(0.16	)%(3)
Return on average assets	0.47	%(3)	0.33	%(3)	0.79	%(3)	0.49	%(3)
Return on average equity	4.51	%(3)	2.71	%(3)	7.60	%(3)	4.07	%(3)
Net interest margin	2.72	%(3)	2.99	%(3)	2.80	%(3)	2.89	%(3)

(1)         Does not include net deferred origination costs.

(2)         Includes loans held for sale originations of $37.2 million and $85.9 million for the three and six months ended June 30, 2017, respectively.

(3)         Annualized